Exhibit 23.3

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 (the “Registration Statement”) of Rare Element Resources Ltd. (the “Company”) of the mineral resource estimates and other analyses performed by us in our capacity as an independent consultant to the Company, which are set forth in the Company’s Transition Report on Form 10-K for the six-month period ended December 31, 2012, any future prospectus, amendments or supplements thereto. We also consent to all references to us contained in such Registration Statement, under the heading “Experts,” including in any future prospectus, amendments or supplements thereto.

ORE RESERVES ENGINEERING

By:	/s/ Alan C. Noble
Alan C. Noble Owner

June 11, 2013